NEWS RELEASE
CONTACT:
    Karen L. Howard
    Vice President, Treasurer and Interim Chief Financial Officer
    Columbus McKinnon Corporation
    Phone:  716-689-5550
    karen.howard@cmworks.com


COLUMBUS MCKINNON REPORTS 10% SALES GROWTH FOR
SECOND QUARTER FISCAL 2006

     o SECOND QUARTER GROSS PROFIT MARGIN INCREASED 170 BASIS POINTS FROM PRIOR YEAR TO 26.1%
     o    NET DEBT REDUCED $14.8 MILLION IN QUARTER
     o    OPERATING INCOME FOR THE QUARTER UP 34.1%; NET INCOME RISES 25.8%
     o NET INCOME AFFECTED BY $3.5 MILLION ($0.23 PER SHARE) IN PREVIOUSLY ANNOUNCED COSTS ASSOCIATED WITH RECENT DEBT REFINANCING


AMHERST, N.Y, October 25, 2005-- Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced net sales of $134.7 million for the second quarter fiscal 2006, which ended October 2, 2005. This quarter's sales represent a 9.8% increase over sales of $122.7 million in the second quarter of fiscal 2005. Net income for the second quarter of fiscal 2006 was $3.3 million, or $0.21 per share, a $0.7 million or 25.8% increase from $2.6 million, or $0.18 per share, in the prior fiscal year second quarter. Second quarter fiscal 2006 results include the negative impact of the previously announced charges of $3.5 million associated with the Company's recent subordinated debt refinancing. Excluding these charges, net income for the fiscal 2006 second quarter would have been $6.8 million or $0.44 per diluted share, respective increases of 160.7% and 144.4% over reported U.S. GAAP net income and diluted net income per share in the year-ago quarter.

SECOND QUARTER REVIEW
---------------------

Demand  from  Columbus  McKinnon's  end user  markets  was  driven by  continued
strength in the U.S. and international industrial economies as well as a continuation of the Company's successful global growth strategy. Volume accounted for approximately 5 percentage points of the increase in sales while price changes accounted for 4 percentage points, and currency translation for about 1 percentage point.

Timothy Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, "We continue to realize the operating leverage from higher sales enhanced by stronger margins resulting from our lean manufacturing improvements and product and facility rationalization initiatives. In the fiscal 2006 second quarter, operating leverage contributed $0.28 to income from operations for each incremental sales dollar over the fiscal 2005 second quarter. We are especially pleased to achieve a 25.8% increase in net income even with the $3.5 million charge for debt refinancing, and that excluding this charge, net income would have increased 160.7%. Further, our recent successful bond offering and the refinancing of our subordinated debt effectively position us to reduce our more restrictive and costly debt, and also increase the level of pre-payable debt that can be reduced in the future with cash generated from operations. These are important steps in our continuing initiative to further improve Columbus McKinnon's financial flexibility by strategically restructuring our balance sheet to address our high cost debt, improve our debt-to-equity ratio, and financially support our global growth initiatives."

The Company's effective tax rate for the fiscal 2006 second quarter was 36.1%, compared with 29.2% in the fiscal 2005 second quarter. The higher effective income tax rate in fiscal 2006 reflects the debt refinancing charges of $3.5 million, which reduced U.S. taxable income in the fiscal 2006 second quarter resulting in no associated tax benefit being recorded in the quarter. The Company has approximately $93 million of fully reserved U.S. federal net operating loss carry forwards available to offset future U.S. taxable income, allowing more of its U.S.-based margin expansion to be directly reflected in net income.

Debt, net of cash at October 2, 2005, was $238.2 million, a $23.3 million reduction from $261.5 million at March 31, 2005, and a $46.3 million reduction from $284.5 million a year ago. Included in subordinated debt at the end of the second quarter this fiscal year was $25.6 million of the refinanced notes that were settled on October 14, 2005, effectively reducing subordinated debt by that amount in the fiscal 2006 third quarter. The percentage of debt to total capitalization improved to 75.0% or 180 basis points compared with 76.8% at March 31, 2005, and improved 590 basis points compared with 80.9% at the end of last year's second quarter.

Net cash provided by operations was $24.2 million year-to-date through the fiscal 2006 second quarter, compared with $2.8 million in cash used by operations for the prior year period. The improvement in operating cash flow was driven by earnings growth and improved working capital management. Working capital as a percent of the latest twelve month's revenues through the fiscal 2006 second quarter improved to 18.1%, compared with 19.4% and 23.1% at the end of the first quarter of fiscal 2006 and last year's second quarter, respectively.

PRODUCTS SEGMENT
----------------

Products segment sales for the second quarter of fiscal 2006 represented 89.6% of consolidated net sales, increasing 10.7% from last year to $120.7 million. Gross margin for this segment was 27.1%, a 160 basis point improvement from 25.5% in last year's second quarter. Income from operations, as a percent of sales, was 10.5% for this period, up from 8.7% in the fiscal 2005 second quarter.

Backlog  stood at $40.2  million  at the end of the  quarter,  down  from  $42.8 million and $47.2 million at the end of the first quarter of fiscal 2006 and last year's second quarter, respectively. The changes in backlog reflect normal business fluctuations. The time to convert Products segment backlog to sales can range from a few days to a few weeks, and backlog for this segment on average represents four to five weeks of shipments.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $14.0 million in the fiscal 2006 second quarter, up $0.3 million, or 2.2%, from sales of $13.7 million in the same period last year. Gross margin was 17.8%, a 220 basis point improvement from 15.6% last year. Income from operations as a percent of sales was 4.1% for this period compared with 3.4% in last year's second quarter.

Backlog for the Solutions segment at October 2, 2005 was $17.4 million, virtually even with $17.3 million at the end of the fiscal 2006 first quarter and slightly down from backlog of $20.6 million at the end of the fiscal 2005 second quarter. The change in backlog reflects the timing of projects awarded for this segment. The average cycle time for backlog to convert to sales for the Solutions segment can range from one to six months.

SIX-MONTH REVIEW
----------------

Net sales for the first half of fiscal 2006 were $275.6 million, up 12.8%, or $31.2 million, compared with the first half of fiscal 2005. Gross profit of $71.7 million was 16.8% higher for this fiscal year's first six months, resulting in a 90 basis point improvement in gross profit margin to 26.0%. The improved margin was the result of continued operating leverage. Selling, general and administrative expenses as a percent of sales improved to 15.8%, compared with 16.3% in the prior year. Net income for the first half of fiscal 2006 was $10.6 million, up $4.6 million, or 77.7%. On a per share basis, net income was

$0.70 ($0.93 excluding the $0.23 charge for subordinated debt refinancing) for the first half of fiscal 2006, a 70.7% increase from $0.41 for the same period in fiscal 2005.

Capital expenditures for the first half of fiscal 2006 were $3.8 million, up from $1.9 million in the prior year period. Columbus McKinnon expects capital spending for fiscal 2006 to be in the range of $6.0 to $7.0 million. Higher capital expenditures in the first half of fiscal 2006 included a concentration of new product development and productivity improvement spending.

OUTLOOK
-------

Mr. Tevens noted, "Sales trends in our markets continue to be favorable and while the pace of revenue growth is moderating, we continue to expect future benefits in profitability from operating leverage and our productivity and debt reduction initiatives. We have seen improvements in our working capital utilization and will continue to focus on further opportunities. We are making strides in reducing our debt and improving our financial position and flexibility to support our planned growth. Our strategic objectives remain to:
     o Increase our domestic organic sales growth by introducing new and cross-branded products to maximize market coverage,
     o Increase our global sales volumes and share by expanding our global presence to pursue growth opportunities in emerging industrial markets and leverage our multi-brands in other markets,
     o Improve our operations to increase our profitability through lean manufacturing and facility rationalization, and
     o Pay down debt to reduce interest expense and enhance our strategic flexibility."

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for October 25, 2005 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader, "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is 1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until December 23, 2005 by dialing 1-800-570-8791. Alternatively, you may access an archive of the call until December 23, 2005 on Columbus McKinnon's web site at: http://www.cmworks.com/invrel/presentation.asp.

SAFE HARBOR STATEMENT
---------------------

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE LIKELIHOOD THAT THE COMPANY CAN UTILIZE ITS NOLS, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                              (IN THOUSANDS, EXCEPT
                         PER SHARE AND PERCENTAGE DATA)

                                                             THREE MONTHS ENDED
                                                             ------------------
                                                     10/2/05      10/3/04       CHANGE
                                                   ----------------------      --------

Net sales ......................................   $ 134,712    $ 122,711         9.8%
Cost of products sold ..........................      99,554       92,768         7.3%
                                                   ----------------------
Gross profit ...................................      35,158       29,943        17.4%
   Gross profit margin .........................        26.1%        24.4%
Selling expense ................................      13,080       12,270         6.6%
General and administrative expense .............       8,539        7,517        13.6%
Restructuring charges ..........................         211          184        14.7%
Amortization ...................................          61           76       -19.7%
                                                   ----------------------
Income from operations .........................      13,267        9,896        34.1%
                                                   ----------------------
Interest and debt expense ......................       6,633        7,141        -7.1%
Interest and other expense (income) ............       1,864         (607)     -407.1%
                                                   ----------------------
Income from cont. ops. before income tax expense       4,770        3,362        41.9%
Income tax expense .............................       1,721          982        75.3%
                                                   ----------------------
Income from cont. ops ..........................       3,049        2,380        28.1%
Income from disc. ops ..........................         214          214
                                                   ----------------------
Net income .....................................   $   3,263    $   2,594        25.8%
                                                   ======================


Average basic shares outstanding .                    14,845       14,585         1.8%
Basic net income per share:
   Continuing operations .......................   $    0.21    $    0.17        17.6%
   Discontinued operations .....................        0.01         0.01
                                                   ----------------------
   Net income ..................................   $    0.22    $    0.18        16.7%
                                                   ======================

Average diluted shares outstanding                    15,431       14,800         4.3%
Diluted net income per share:
   Continuing operations .......................   $    0.20    $    0.17        17.6%
   Discontinued operations .....................        0.01         0.01
                                                   ----------------------
   Net income ..................................   $    0.21    $    0.18        16.7%
                                                   ======================




                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                              (IN THOUSANDS, EXCEPT
                         PER SHARE AND PERCENTAGE DATA)

                                                              SIX MONTHS ENDED
                                                              ----------------
                                                     10/2/05      10/3/04       CHANGE
                                                   ----------------------      --------

Net sales ......................................   $ 275,589    $ 244,369        12.8%
Cost of products sold ..........................     203,888      182,975        11.4%
                                                   ----------------------
Gross profit ...................................      71,701       61,394        16.8%
   Gross profit margin .........................        26.0%        25.1%
Selling expense ................................      26,738       24,970         7.1%
General and administrative expense .............      16,714       15,002        11.4%
Restructuring charges ..........................         237          217         9.2%
Amortization ...................................         123          153       -19.6%
                                                   ----------------------
Income from operations .........................      27,889       21,052        32.5%
                                                   ----------------------
Interest and debt expense ......................      13,349       14,189        -5.9%
Interest and other expense (income) ............       1,075         (589)     -282.5%
                                                   ----------------------
Income from cont. ops. before income tax expense      13,465        7,452        80.7%
Income tax expense .............................       3,308        1,710        93.5%
                                                   ----------------------
Income from cont. ops ..........................      10,157        5,742        76.9%
Income from disc. ops ..........................         428          214
                                                   ----------------------
Net income .....................................   $  10,585    $   5,956        77.7%
                                                   ======================


  Average basic shares outstanding .............      14,757       14,585         1.2%
  Basic  net income per share:
     Continuing operations .....................   $    0.69    $    0.40        72.5%
     Discontinued operations ...................        0.03         0.01
                                                   ----------------------
     Net income ................................   $    0.72    $    0.41        75.6%
                                                   ======================

  Average diluted shares outstanding ...........      15,227       14,698         3.6%
  Diluted net income per share:
     Continuing operations .....................   $    0.67    $    0.40        67.5%
     Discontinued operations ...................        0.03         0.01
                                                   ----------------------
     Net income ................................   $    0.70    $    0.41        70.7%
                                                   ======================



                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                  10/2/05      3/31/05
                                                                ----------------------
                                         ASSETS
Current assets:
     Cash and cash equivalents ..............................   $  42,535    $   9,479
     Trade accounts receivable ..............................      86,026       88,974
     Unbilled revenues ......................................      10,862        8,848
     Inventories ............................................      77,637       77,626
     Prepaid expenses .......................................      14,317       14,198
                                                                ----------------------
Total current assets ........................................     231,377      199,125
Net property, plant, and equipment ..........................      54,532       57,237
Goodwill and other intangibles, net .........................     186,732      187,285
Marketable securities .......................................      25,165       24,615
Deferred taxes on income ....................................       4,327        6,122
Other assets ................................................       6,635        6,487
                                                                ----------------------
Total assets ................................................   $ 508,768    $ 480,871
                                                                ======================

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Notes payable to banks .................................   $   3,318    $   4,839
     Trade accounts payable .................................      37,833       33,688
     Accrued liabilities ....................................      51,955       51,962
     Restructuring reserve ..................................         114          144
     Current portion of long-term debt ......................         195        5,819
                                                                ----------------------
Total current liabilities ...................................      93,415       96,452
Senior debt, less current portion ...........................     115,600      115,735
Subordinated debt ...........................................     161,600      144,548
Other non-current liabilities ...............................      44,751       42,369
                                                                ----------------------
Total liabilities ...........................................     415,366      399,104
                                                                ----------------------
Shareholders' equity:
     Common stock ...........................................         152          149
     Additional paid-in capital .............................     106,795      104,078
     Retained earnings (accumulated deficit) ................       1,941       (8,644)
     ESOP debt guarantee ....................................      (4,260)      (4,554)
     Unearned restricted stock ..............................         (29)          (6)
     Accumulated other comprehensive loss ...................     (11,197)      (9,256)
                                                                ----------------------
Total shareholders' equity ..................................      93,402       81,767
                                                                ----------------------
Total liabilities and shareholders' equity ..................   $ 508,768    $ 480,871
                                                                ======================



                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                   SIX MONTHS ENDED
                                                                                   ----------------
                                                                                 10/2/05      10/3/04
                                                                               -----------------------
                                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES:
Income from continuing operations ..........................................   $  10,157    $   5,742
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities of continuing operations:
     Depreciation and amortization .........................................       4,651        4,652
     Deferred income taxes .................................................       1,795        1,275
     Gain on sale of real estate/investments ...............................      (1,547)          --
     Loss on early retirement of 2008 bonds ................................       2,407           --
     Amortization/write-off of deferred financing costs ....................       1,563          655
       Changes in operating assets and liabilities:
          Trade accounts receivable ........................................       2,381          578
          Unbilled revenues and excess billings ............................      (2,798)      (2,175)
          Inventories ......................................................        (301)      (5,257)
          Prepaid expenses .................................................         (97)       1,342
          Other assets .....................................................        (202)        (135)
          Trade accounts payable ...........................................       4,666       (4,718)
          Accrued and non-current liabilities ..............................       1,487       (4,781)
                                                                                ---------------------
Net cash provided by (used in) operating activities of continuing operations      24,162       (2,822)
                                                                                ---------------------
INVESTING ACTIVITIES:
Sale of marketable securities, net .........................................         475        1,991
Capital expenditures .......................................................      (3,761)      (1,948)
Proceeds from sale of businesses and fixed assets ..........................       2,091           --
Net assets held for sale ...................................................          --          300
                                                                                ---------------------
Net cash (used in) provided by investing activities of continuing operations      (1,195)         343
                                                                                ---------------------
FINANCING ACTIVITIES:
Proceeds from stock options exercised ......................................       2,729           --
Net payments under revolving line-of-credit agreements .....................      (1,110)       8,036
Repayment of debt ..........................................................    (126,953)      (7,173)
Payment of deferred financing costs ........................................      (1,566)         (11)
Proceeds from issuance of long-term debt ...................................     136,000           --
Other ......................................................................         294          286
                                                                                ---------------------
Net cash provided by financing activities of continuing operations .........       9,394        1,138
EFFECT OF EXCHANGE RATE CHANGES ON CASH ....................................         267          (91)
                                                                                ---------------------
Net cash provided by (used in) continuing operations .......................      32,628       (1,432)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS ...............................         428          214
                                                                                ---------------------
Net change in cash and cash equivalents ....................................      33,056       (1,218)
Cash and cash equivalents at beginning of period ...........................       9,479       11,101
                                                                                ---------------------
Cash and cash equivalents at end of period .................................   $  42,535    $   9,883
                                                                                =====================


                          COLUMBUS MCKINNON CORPORATION

                              BUSINESS SEGMENT DATA


                             PRODUCTS      SOLUTIONS   CONSOLIDATED
                           ------------------------------------------
                             (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

Quarter ended 10/2/05
    Net sales ............   $120,674      $ 14,038      $134,712
    Gross profit .........     32,665         2,493        35,158
           Margin ........       27.1%         17.8%         26.1%
    Income from operations     12,692           575        13,267
           Margin ........       10.5%          4.1%          9.8%


Quarter ended 10/3/04
    Net sales ............   $108,981      $ 13,730      $122,711
    Gross profit .........     27,805         2,138        29,943
           Margin ........       25.5%         15.6%         24.4%
    Income from operations      9,435           461         9,896
           Margin ........        8.7%          3.4%          8.1%


Six-months ended 10/2/05
    Net sales ............   $244,555      $ 31,034      $275,589
    Gross profit .........     66,885         4,816        71,701
           Margin ........       27.3%         15.5%         26.0%
    Income from operations     26,820         1,069        27,889
           Margin ........       11.0%          3.4%         10.1%


Six-months ended 10/3/04
    Net sales ............   $217,538      $ 26,831      $244,369
    Gross profit .........     57,050         4,344        61,394
           Margin ........       26.2%         16.2%         25.1%
    Income from operations     20,259           793        21,052
           Margin ........        9.3%          3.0%          8.6%

                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA


                                     OCTOBER 2, 2005       OCTOBER 3, 2004
                                     ---------------       ---------------
Backlog (in thousands)
    Products segment .................$      40,235         $     47,194
    Solutions segment .................      17,402               20,647

Trade accounts receivable -
    Days sales outstanding ............        58.1                 62.6

Inventory turns per year (based on
    cost of products sold) ............         5.1x                 5.0x
    Days per turn .....................        71.6                 73.0

Trade accounts payable -
    Days payables outstanding .........        34.6                 25.0


Working capital as a % of total sales .        18.1%                23.1%
Debt to total capitalization percentage        75.0%                80.9%






                   SHIPPING DAYS BY QUARTER
                   ------------------------

                  Q1        Q2        Q3        Q4
                  --        --        --        --
   FY06           65        63        58        65
   FY05           65        63        58        63